Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [ *** ]) FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

ASSET PURCHASE AGREEMENT

by and between

AUSPEX PHARMACEUTICALS, INC.

and

PURETECH HEALTH LLC

July 15, 2019

i

Article VI INDEMNIFICATION AND LIMITATIONS OF LIABILITY		27

6.1.	Indemnification by Auspex	27
6.2.	Indemnification by Purchaser	27
6.3.	Procedure	28
6.4.	Survival	29
6.5.	Certain Limitations	30
6.6.	Exclusive Remedy	30

Article VII CONFIDENTIAL INFORMATION		30

7.1.	Ownership of Certain Confidential Information	30
7.2.	Protection of Confidential Information	31
7.3.	Permitted Use	31
7.4.	Authorized Disclosure	31
7.5.	Excluded Information	31
7.6.	Obligations Upon Termination	31
7.7.	Rights Upon Unauthorized Use or Disclosure	32

Article VIII MISCELLANEOUS PROVISIONS		32

8.1.	Successors and Assigns	32
8.2.	Specific Performance	32
8.3.	Press Releases; Disclosures	32
8.4.	Schedules	33
8.5.	Expenses	33
8.6.	Severability	33
8.7.	Waiver	33
8.8.	Amendments	33
8.9.	Governing Law	33
8.10.	Submission to Jurisdiction	33
8.11.	Waiver of Jury Trial	34
8.12.	Third Party Beneficiaries	34
8.13.	Counterparts	34
8.14.	Notices	34
8.15.	Entire Agreement	35

ii

SCHEDULES AND EXHIBITS

[***]

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 15, 2019 (the “Effective Date”), by and between AUSPEX PHARMACEUTICALS, INC., a Delaware corporation (“Auspex”) and PURETECH HEALTH LLC, a Delaware limited liability company (“Purchaser”).

BACKGROUND

A. Auspex is a wholly-owned subsidiary of Teva Pharmaceuticals USA, Inc., and is in the business of researching, developing, manufacturing or having made, as the case may be, compounds intended for pharmaceutical use.

B. Auspex owns certain assets and rights, and is subject to certain liabilities, relating to the Compound and the Product (as such terms are defined below).

C. Auspex desires to sell (or to cause to be sold), and Purchaser desires to purchase, certain rights and assets related to the Compound and the Product, and Purchaser is willing to assume certain liabilities related to the Compound and the Product, in each case upon the terms and subject to the conditions set forth herein and in the Ancillary Agreements.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

ARTICLE I

INTERPRETATION

1.1. Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, complaint, inquiry, audit, proceeding or investigation, in each case, by or before any applicable Governmental Authority.

“Affiliate” means any Person that controls, is controlled by, or is under common control with the applicable Person. For purposes of this definition, “control” shall mean: (i) in the case of corporate entities, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such Person; and (ii) in the case of non-corporate entities, direct or indirect ownership of 50% or more of the equity interest or the power to direct the management and policies of such non corporate entities. Affiliates of Purchaser shall include any company that (i) fits the definition in the first two sentences of this paragraph and (ii) to which Purchaser grants, or under the circumstances would be deemed to require to grant, a license or sublicense, as applicable, of Purchaser’s rights under this Agreement. Except as stated in the previous sentence, Affiliates of Purchaser shall not include (i) any other companies that are controlled by Purchaser or (ii) any companies that are under common control with Purchaser. However, nothing in this paragraph shall be interpreted as granting the right to Purchaser to be released from its obligations under this Agreement by inter-company transactions within Purchaser.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment and the Neuland Assignment Agreement.

“Annual Report” has the meaning set forth in Section 2.12.

“Applicable Laws” means, in respect of any Person, property, transaction, event or course of conduct, all applicable laws, statutes, regulations, rules, bylaws, ordinances, codes, official directives, orders, rulings, judgments or decrees of any Governmental Authority.

“Assignment and Assumption Agreement” means the assignment and assumption agreement substantially in the form of Exhibit A.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Auspex Indemnitees” has the meaning set forth in Section 6.2.

“Auspex’s knowledge” means the actual knowledge, after reasonable inquiry, of Stephen Trusko and Brian Shanahan.

“Auspex Technology” means, to the extent exclusively related to the Compound or a Product, any and all current and future issued patents, patent applications or other patent rights, unpatented inventions, know-how, show-how, trade secrets, trademarks, copyrights and other information owned or controlled by Auspex or its Affiliates necessary to exploit the Compound or a Product.

“Bill of Sale” means the bill of sale in the form attached hereto as Exhibit B.

“Business Day” means any day, other than Friday, Saturday, Sunday or any statutory holiday in the State of New York or Israel.

“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 during the Royalty Term, provided, however, that (a) the first Calendar Quarter of the Royalty Term shall extend from the first day of the Royalty Term to the end of the first full Calendar Quarter thereafter, and the last Calendar Quarter of the Royalty Term shall end on the last day of the Royalty Term.

“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same calendar year during the Royalty Term, provided, however, that (a) the first Calendar Year of the Royalty Term shall commence on the first day of the Royalty Term and end on December 31 of the same calendar year as the first day of the Royalty Term, and (b) the last Calendar Year of the Royalty Term shall commence on January 1 of the calendar year in which the Royalty Term ends and end on the last day of the Royalty Term.

“Claim Notice” has the meaning set forth in Section 6.3(a)(i).

“Claims” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 3.1(a).

“Combination Product” means a Product comprising a pharmaceutical formulation containing as an active ingredient Compound and one or more other therapeutically active ingredients.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good-faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment; it being understood and agreed that, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its development stage or product life and is of similar market potential as the Product, taking into account factors including but not limited to efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Product Approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances.

“Compound” means deuterated pirfenidone, also known as SD-560, and salts, solvates, enantiomers, isomers, modifications, prodrugs, or metabolites, of deuterated pirfenidone.

“[***]” has the meaning set forth in Section 2.2(b).

“Confidential Information” means any and all information or material that, at any time before, on or after the date hereof, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to any of the Transaction Documents in connection with the Transactions or any discussions, due diligence or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications or derivations therefrom; provided, however, that following the Closing notwithstanding the foregoing or anything else to the contrary, any non-public information and materials included in and relating solely to the Transferred Assets shall constitute Confidential Information of Purchaser and not Confidential Information of Auspex (and Purchaser shall be deemed to be the Disclosing Party, and Auspex the Receiving Party, of such information).

“Contracts” means any agreement, contract, commitment or other instrument or arrangements that are in writing and signed on behalf of Auspex or its Affiliates (i) by which the Transferred Assets are bound or affected or (ii) to which Auspex or its Affiliates is a party or by which it is bound relating to the Transferred Assets, in each case as amended, supplemented, waived or otherwise modified.

“CPA Representatives” has the meaning set forth in Section 2.9.

“Debarred Entity” has the meaning set forth in Section 4.1(h).

“Disclosing Party” means the Party disclosing Confidential Information.

“Encumbrance” means any lien, mortgage, charge, pledge, security interest, hypothecation, condition, prior assignment, option, warrant, license, lease, sublease, right to possession, encumbrance, claim, servitude, easement, encroachment, equitable interest, or any right or restriction, which affects, by way of a conflicting ownership interest or otherwise, the right, title, use or interest in or to any particular property.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” mean Liabilities arising out of or in connection with or related to the Transferred Assets that are not Assumed Liabilities.

“FDA” means the U.S. Food and Drug Administration, including all agencies under its control, and any successor agency thereto.

“First Commercial Sale” means, with respect to a Product in any country, the first sale of such Product to a Third Party in such country for distribution, use or consumption after Product Approval has been obtained for such Product in such country. Sales for purposes of testing the Product in a clinical trial shall not be deemed a First Commercial Sale. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country (or region-by-region) basis, as applicable.

“Fundamental Reps” means the representations and warranties set forth in Section 4.1(a) (Organization), Section 4.1(b) (Corporate Authority), Section 4.1(f) (Title to Transferred Assets), Section 4.1(p) (No Brokers), Section 4.2(a) (Organization), Section 4.2(b) (Limited Liability Company Authority) and Section 4.2(h) (No Brokers).

“GAAP” means United States generally accepted accounting principles.

“Generic Product” means, with respect to a particular Product or Combination Product and a particular country, (i) any pharmaceutical product (other than the Product or Combination Product, as applicable) that contains the same active ingredient(s) in a comparable quality and quantity as such Product or Combination Product, as applicable, irrespective of its pharmaceutical form, and is approved under an Abbreviated New Drug Application (ANDA) or any similar abbreviated route of approval in such country.

“GMP” means then-current good manufacturing practices as required by Applicable Laws and the rules and regulations of the applicable Regulatory Authority where Auspex or any of its Affiliates makes or has made the Compound or the Product and the jurisdictions where the Compound or Product is manufactured, as applicable to the manufacture, packaging, handling, storage and control of the Compound or the Product in the applicable jurisdiction.

“Governmental Authority” means any (i) federal, provincial, state, regional, municipal, local or other government, domestic or foreign; (ii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, commission, board, court or tribunal); (iii) body exercising any administrative, executive, judicial, legislative, police, regulatory, expropriation or taxing authority, domestic or foreign; or (iv) self-regulatory organization or stock exchange having jurisdiction in the relevant circumstances.

“IND” means an Investigational New Drug Application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Indemnitee” has the meaning set forth in Section 6.3(a).

“Indemnitor” has the meaning set forth in Section 6.3(a).

“Inventory” means the entire inventory of the Compound and the Product, including the non-GMP and GMP materials, owned or held for use by Auspex or any of its Affiliates on the Effective Date, as set forth on Schedule 1.1(a).

“IP Assignment” means the Intellectual Property Assignment Agreement in the form attached hereto as Exhibit C.

“Liabilities” means, with respect to any Person, any liabilities or obligations of such Person of any kind, character or description.

“Licensed Patent” means (a) the continuation patent application with the claims set forth on Schedule B, [***]; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to the continuation patent application set forth on Schedule B; (c) any other patent application claiming priority to the continuation patent application set forth on Schedule B; and (d) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, in all cases with respect to subparts (a), (b), (c) and (d) above, only to the extent related to the Compound or the Product.

“Licensed Patent Rights” means (a) the Licensed Patent and (b) any foreign patents or patent equivalents to the Licensed Patent that result from the filing by Auspex of divisional applications in accordance with the provisions of Section 2.2(d) hereunder.

“Losses” has the meaning set forth in Section 6.1.

“Material Adverse Effect” means, with respect to Auspex, any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to (a) the value of the Transferred Assets, taken as a whole, or (b) the ability of Auspex to consummate the Transactions, provided that none of the following changes, effects, events, circumstances, occurrences or states of facts shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) changes or effects in the general business, economic, social, political or legal conditions or the securities, syndicated loan, credit or financial markets; (ii) changes or proposed changes in Applicable Law or GAAP (or any applicable accounting standards in any jurisdiction outside the United States) or the enforcement thereof; (iii) changes to

Applicable Laws, that generally affect the pharmaceutical industry; (iv) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; (v) earthquakes, hurricanes or other natural disasters; (vi) failure to meet projections, estimates, plans or forecasts; (vii) changes or effects that arise out of or are attributable to the negotiation, execution, announcement or pendency of the Transactions or the performance of and compliance with the terms of this Agreement, including any litigation, any reduction in revenues or income, any loss of customers or any disruption in supplier, distributor or similar relationships; (viii) any labor strikes, labor stoppages or loss of employees; (ix) currency fluctuations; (x) changes or effects that arise out of or are attributable to actions or omissions of Purchaser or any of its Affiliates or actions or omissions of Auspex or any of its Affiliates and consented to by Purchaser or any of its Affiliates; or (xi) any matter disclosed in the Schedules to this Agreement.

“Material Contracts” means material Contracts (x) by which any of the Transferred Assets are bound or affected or (y) to which Auspex or its Affiliates is a party or by which it is bound relating to the Transferred Assets.

“Milestone Events” has the meaning set forth in Section 2.5.

“Milestone Payments” has the meaning set forth in Section 2.5.

“Net Sales” means [***].

“Neuland Assignment Agreement” means the Assignment Agreement in the form attached hereto as Exhibit E.

“Nonassigned Contract” has the meaning set forth in Section 2.2(e).

“Notice Period” has the meaning set forth in Section 6.3(a)(ii).

“Parties” means, collectively, the signatories to this Agreement and “Party” means any one of them.

“[***] Agreement” has the meaning set forth in Section 2.2(b).

“Patents” means the patents and patent applications set forth on Schedule A.

“Periodic Reports” has the meaning set forth in Section 2.6(e).

“Permitted Encumbrances” means any (i) Encumbrance for Taxes not yet due, delinquent or which are being contested in good faith by appropriate proceedings; or (ii) Encumbrance caused by Applicable Law for amounts not material or overdue that does not or would not be reasonably expected to materially detract from the current value of, or interfere with, the present use and enjoyment of any Transferred Asset subject thereto or affected thereby; (iii) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Encumbrances and security obligations that are incurred in the ordinary course of business and are not delinquent; and (iv) all Encumbrances approved in writing by Purchaser.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other business or legal entity and any Governmental Authority or Regulatory Authority.

“Product” means, any finished pharmaceutical product containing the Compound.

“Product Approval” means, as applicable, on a jurisdiction by jurisdiction basis, with respect to a given Product, any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the development, manufacture, packaging, labeling, storage, import, export, marketing, distribution, sale, use and/or intended use of such Product and reimbursement, if applicable, in and for the relevant jurisdiction, including any Regulatory Application.

“Product Business” has the meaning set forth in Section 4.1(g)(i).

“Product IND” means the IND for the Product as set forth on Schedule B, together with all amendments, modifications, supplements and updates thereto.

“Purchaser Indemnitees” has the meaning set forth in Section 6.1.

“Purchase Price” has the meaning set forth in Section 2.4.

“Receiving Party” means the Party receiving Confidential Information.

“Regulatory Applications” means any and all applications, submissions or other filings with a Regulatory Authority seeking approval to make and/or have made, or market, distribute, sell, develop, manufacture, package, label, store, import, export, register and/or use the Compound or a Product, in each case as set forth on Schedule B.

“Regulatory Authority” means any Governmental Authority (whether federal, state, municipal, local or other) regulating the development, manufacture, packaging, labeling, storage, import, export, marketing, distribution, sale, registration, use and/or intended use of the Compound or a given Product in any country in the Territory.

“Regulatory Commitments” has the meaning set forth in Section 0.

“Regulatory Documentation” means (i) all correspondence and submissions between Auspex and (A) the FDA or any other applicable Regulatory Authority with respect to Regulatory Applications and Product Approvals for the Compound or a Product, including any reports, filings, or notices submitted to FDA or other Regulatory Authority to support, maintain or obtain the Product IND or any other Regulatory Applications or Product Approvals; (ii) the annual and periodic reports relating to the Product IND or any other Regulatory Applications for the Products which have been filed by or on behalf of Auspex with the FDA or other Regulatory Authority, and adverse event reports pertaining to the Compound or any Product, in each case to the extent in the possession or control of Auspex or any of its Representatives; (iii) all pre-clinical data, animal data, clinical data, and laboratory records, data and information exclusively related to the development and commercialization of the Compound or any Product, and any other records and data concerning pre-clinical or clinical studies conducted with respect to the Compound or any

Product; and (iv) any other regulatory applications, submissions, notifications, communications, correspondence, registrations, approvals, drug master files (DMFs) and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to make, have made, develop, manufacture, package, label, store, import, export, market, distribute, sell, register and/or use a Product in a particular country or jurisdiction, including all Regulatory Applications.

“Regulatory Fees” means any and all fees and charges imposed or assessed by any Regulatory Authority in connection with the development, manufacture, packaging, labeling, storage, import, export, marketing, distribution, sale, registration, use and/or intended use of a given Product.

“Representatives” means, with respect to a Person, such Person’s Affiliates and its and its Affiliates’ respective officers, employees, agents, attorneys, consultants, subcontractors, advisors and other representatives.

“Response Notice” has the meaning set forth in Section 6.3(b).

“Royalties” has the meaning set forth in Section 2.6(a).

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period commencing on the First Commercial Sale of such Product in such country and continuing until ten (10) years from the date of First Commercial Sale of such Product in such country.

“Sales Projections” has the meaning set forth in Section 2.6(e).

“Shared Assets” has the meaning set forth in Section 2.2(d).

“Tax(es)” means any and all taxes, levies, tariffs, imposts, duties or other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add on minimum, customs, excise, stamp, environmental and withholding taxes.

“Taxing Authority” means any Governmental Authority, exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Applicable Laws relating to any Tax.

“Territory” means all of the countries in the world, and their territories and possessions.

“TGA” means the Australian Therapeutic Goods Administration, including all agencies under its control, and any successor agency thereto.

“Third Party” means any Person other than Purchaser, Auspex and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 6.1.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities.

“Transfer Taxes” means all documentary, sales, use, stamp, registration and other such Taxes (and fees) together with all penalties and interest associated therewith.

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Contracts” has the meaning set forth in Section 2.2(a)(vi).

“Transferred IP Rights” means (i) the Transferred Patent Rights and (ii) Auspex’s intellectual property rights in the Auspex Technology.

“Transferred Patent Rights” means the Patents.

“Upfront Payment” has the meaning set forth in Section 2.4.

“U.S.” means the United States of America and its territories, districts, commonwealths and possessions, including the Commonwealth of Puerto Rico.

1.2. Interpretation. Unless the context otherwise requires, in this Agreement:

(a) References to this Agreement. “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions mean or refer to this Agreement and, as applicable, any Exhibits, Ancillary Agreements, Annexes and Schedules attached to it as amended from time to time and any written agreement or instrument supplemental hereto. Unless otherwise specified, expressions such as “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section or other provision of this Agreement.

(b) Headings and Table of Contents. The inclusion of headings and a table of contents is for convenience of reference only and shall not affect the construction or interpretation hereof.

(c) Gender and Number. Except where the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d) Including. Where the word “including” or “includes” is used, it means including or includes “without limitation”.

(e) Or. The word “or” is not exclusive.

(f) No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party proposing any such language.

(g) Statutory References. A reference to a statute includes all rules and regulations made pursuant to such statute and, unless expressly provided otherwise, the provisions of any statute, rule or regulation which amends, supplements or supersedes any such statute, rule or regulation in force at the time of the signature of this Agreement.

(h) Currency. Except where expressly provided otherwise herein, all amounts referred to in this Agreement are expressed in United States Dollars.

(i) Time Periods. Except where expressly provided otherwise herein, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the following Business Day if the last day of the period is not a Business Day.

ARTICLE II

PURCHASE AND TRANSFER OF ASSETS

2.1. Transfer of Assets. At the Closing and upon the terms and subject to the conditions of this Agreement, Auspex shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire and accept, all right, title and interest of Auspex in, to and under the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances. In order to effectuate the assignment, transfer and conveyance of the Transferred Assets, at the Closing, the Parties shall duly execute and deliver the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment and the Neuland Assignment Agreement contemplated herein. As of the Closing Date, Auspex will initiate the transfer to Purchaser of the Inventory and all other materials, documents and electronic copies of all data, records and information included in the Transferred Assets, which transfer shall be completed within [***] thereafter.

2.2. Transferred Assets.

(a) The term “Transferred Assets” means the following assets of Auspex and its Affiliates:

(i) the Product IND and any other Regulatory Applications;

(ii) the Regulatory Documentation;

(iii) the Inventory;

(iv) the Transferred IP Rights;

(v) the Auspex Technology;

(vi) the Contracts set forth on Schedule 2.2(a)(vi) (the “Transferred Contracts”); and

(vii) all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party to the extent relating to the Assumed Liabilities or Transferred Assets.

(b) Notwithstanding the foregoing, the Transferred Assets do not include any other assets any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that are not expressly included within the definition of Transferred Assets (the “Excluded Assets”), including without limitation:

(i) any Contracts of Auspex or rights therein or thereunder, other than the Transferred Contracts;

(ii) any licenses, permits, registrations, certificates or other authorizations, consents, clearances or approvals of Auspex and its Affiliates, other than as set forth in Section 2.2(a);

(iii) (A) the corporate books and records of Auspex and its Affiliates to the extent not related to the Products, the Transferred Assets or any Assumed Liabilities, (B) all personnel records, (C) any attorney work product, attorney client communications and other items protected by attorney client or similar privilege to the extent relating to the Transactions, (D) Tax Returns, Tax information, and Tax records related to Auspex or its Affiliates, (E) any documents that were received from Third Parties in connection with their proposed acquisition of the Transferred Assets or the Compound or Products or that were prepared by Auspex or any of its Affiliates in connection therewith and (F) any market research data compiled by or on behalf of Auspex, clinical timelines and budgets, commercial forecasts, target product profiles (to the extent not included in the IND, Regulatory Applications or other Regulatory Documentation), in each case regardless of whether or not related to the Compound or the Product;

(iv) any current and prior insurance policies of Auspex and its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(v) any intellectual property rights of Auspex or its Affiliates, other than (x) the Transferred IP Rights and (y) any intellectual property rights included in the Auspex Technology;

(vi) any rights, claims and credits of Auspex or any of its Affiliates relating to any Excluded Asset or any Excluded Liability;

(vii) any rights that could be construed to interfere with, hinder or compromise Auspex’s ability to institute or maintain any claim, action, suit or proceeding against a third party for infringement of patents owned or licensed by Auspex or its Affiliates (other than the Patents); and

(viii) any other assets, properties or rights of Auspex or any of its Affiliates other than the Transferred Assets.

For the avoidance of doubt, the Parties acknowledge and agree that the [***] Agreement dated as of [***] (the “[***] Agreement”) between Auspex Pharmaceuticals, Inc. and [***] is an Excluded Asset and is not being transferred or assigned to Purchaser by Auspex or any Affiliate of Auspex that is party thereto.

(c) Purchaser acknowledges and agrees that Auspex may retain for archival purposes and for purposes of complying with Applicable Laws and for legal and regulatory purposes as a manufacturer of the Compound or Products, copies of all or any part of the documentation that Auspex delivers to Purchaser pursuant to Section 2.2(a). Auspex agrees to treat such copies as Purchaser’s Confidential Information in accordance with Article VII.

(d) The Parties acknowledge that Auspex or its Affiliates own or control the Licensed Patent and may own or control Confidential Information, trade secrets, processes, know-how, technology, data and other intellectual property rights and information (whether or not confidential) that is used in connection with both the Compound and the Products and the business of Auspex or its Affiliates with respect to compounds or products other than the Compound or the Products, and that is not included in the Transferred Assets (all of the foregoing, including the Licensed Patent, collectively, “Shared Assets”). Nothing in this Agreement shall be deemed to create or effect a transfer of any right, title or interest in any Shared Asset, except that Auspex hereby grants, and shall cause its Affiliates to grant, Purchaser a paid-up, non-exclusive (or, in the case of the Licensed Patent Rights, exclusive), perpetual, irrevocable and assignable license, with the right to grant sublicenses, to practice, use and exploit the Shared Assets solely to the extent necessary to develop, make, have made, distribute, sell, offer for sale and use the Compound and/or the Products. Promptly after the discovery of any Shared Assets, Auspex will provide Purchaser written notice identifying such Shared Asset(s). To the extent Auspex desires to extend the Licensed Patent Rights beyond the Licensed Patent to include foreign equivalent patents and patent applications to the Licensed Patent published, pending or allowed by the respective patent authorities identified on Schedule 2.2(d), Puretech shall have [***] following the Closing within which to notify Auspex in writing that it desires to have the Licensed Patent Rights extended to any such patents or patent applications. Within [***] of receipt by Auspex of Puretech’s timely written notice, Auspex shall cause to be filed, at Puretech’s expense, divisional applications with respect to such patents and patent applications to create foreign equivalent patents or patent applications to the Licensed Patent, and such divisionals shall be included in the Licensed Patent Rights. Purchaser has the right, but not the obligation, at its sole expense, to prosecute, maintain and enforce the Licensed Patent Rights. Teva hereby covenants to refrain from filing any further claims covering the Compound with respect to the patent family including [***] or any other patent application claiming priority anywhere in the world. Auspex and Purchaser will discuss in good faith general patent strategy, and in furtherance of that obligation, Puretech will provide copies of any submissions planned to be filed with patent authorities to Auspex sufficiently in advance to provide Auspex with reasonable time to review and provide feedback to Puretech, which feedback Puretech take under consideration.

(e) (i) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any such Transferred Contract that is not assignable or transferable without the consent of any Person, other than Auspex, Purchaser or any of their respective Affiliates, to the extent that such consent shall not have been given, or required hereunder, prior to the Closing (each, a “Nonassigned Contract”); provided, however, that Auspex shall use, both prior to and for [***] after the Closing, commercially reasonable efforts to obtain, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with Auspex in connection therewith, all necessary consents to the assignment and transfer of each Nonassigned Contract; provided, further, that none of Auspex, Purchaser or any of their respective Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such efforts. With respect to any Nonassigned Contract, for a period beginning on the Closing Date and ending on the earlier of (i) the time such requisite consent is obtained and such Nonassigned Contract is transferred and assigned to Purchaser and (ii) the date that is [***] after the Closing Date, Auspex shall use commercially reasonable efforts to provide to Purchaser substantially comparable benefits thereof and shall enforce, at the request of and for the benefit of Purchaser, and at the expense of Auspex, any rights of Auspex arising thereunder against any Person, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. As a condition to Auspex providing Purchaser with benefits of any Nonassigned Contract, Purchaser shall perform, at the direction of Auspex, the obligations of Auspex thereunder.

(ii) Auspex provides no assurances to Purchaser that any consent, authorization, approval or waiver of a Third Party contemplated by this Section 2.2(e) will be granted. Subject to compliance by Auspex with the provisions of this Section 2.2(e), the Parties acknowledge and agree that neither Auspex nor its Affiliates shall be obligated to obtain any such authorization, approval, consent or waiver hereunder and neither (i) the failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transactions in and of itself nor (ii) any default or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person to the extent arising out of any such failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transactions in and of itself shall be deemed a breach of any representation, warranty or covenant of Auspex contained in this Agreement to cause any condition to Purchaser’s obligations to close the Transactions to be deemed not satisfied. Under no circumstances shall the Purchase Price be reduced or Auspex or its Affiliates be subject to any liability on account of the failure to obtain any such authorization, approval, consent or waiver.

2.3. Assumption of Certain Liabilities and Obligations. Purchaser assumes responsibility for and will pay, perform and/or otherwise discharge when due those Liabilities (including any Liabilities arising in respect of Taxes) arising out of or in connection with or related to the Transferred Assets from and after the Closing Date as set forth in Schedule 2.3 (collectively, the “Assumed Liabilities”), including all liabilities and expenses arising from the assignment of the Transferred IP Rights hereunder, and following the Closing Date, the ownership and use of the Transferred IP Rights and the filing, prosecution, maintenance and enforcement of the Licensed

Patent Rights. For the avoidance of doubt, the Parties hereby acknowledge and agree that any and all current and future Liabilities of Auspex or any of its Affiliates under the [***] Agreement will be Excluded Liabilities, including that Auspex and its Affiliates shall retain the obligation to pay to [***] as provided in [***] of the [***] Agreement with respect to which Auspex shall retain and may apply against such payment obligation [***]. The Periodic Reports furnished to Auspex by Purchaser with respect to sales of Product pursuant to Section 2.6(e) shall be in form and substance sufficient to enable Auspex [***] under the [***] Agreement in a timely manner.

2.4. Purchase Price for Transferred Assets. On the terms and subject to the conditions set forth herein, in consideration for the sale and transfer of the Transferred Assets to Purchaser, in addition to the assumption of the Assumed Liabilities, Purchaser shall pay to an account designated by Auspex, (i) on the Closing Date, an aggregate one-time, non-refundable payment in the amount of [***] (the “Upfront Payment”), (ii) the Milestone Payments as and when due and payable pursuant to Section 2.5; and (iii) the Royalties as and when due and payable pursuant to Section 2.6 (collectively, the “Purchase Price”), in each case by wire transfer of immediately available funds into an account designated by Auspex in writing, which designation shall be made for the Upfront Payment not less than [***] prior to the Closing Date.

2.5. Milestones. As a part of the consideration for Auspex’s sale of the Transferred Assets to Purchaser hereunder, Purchaser shall pay to Auspex the following one-time milestone payments (the “Milestone Payments”) upon the first achievement of each of the events set forth on the table below (the “Milestone Events”) by the Product. Purchaser shall pay the relevant Milestone Payment within [***] of such achievement by Purchaser, its Affiliates or licensees. Such payments shall be non-refundable and non-creditable.

Milestone Event	Milestone Payment (in US Dollars)
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

2.6. Royalties.

(a) As a part of the consideration for Auspex’s sale of Transferred Assets to Purchaser hereunder, Purchaser shall pay to Auspex royalties (“Royalties”) at the graduated royalty rates specified in the table below with respect to the aggregate annual worldwide Net Sales of all Products by Purchaser and its Affiliates and licensees in the Territory in a Calendar Year during the Royalty Term:

Royalties	Royalty Rate
For that portion of Calendar Year Net Sales less than or equal to $[***]:	[***]% of Net Sales
For that portion of Calendar Year Net Sales > $[***] and < $[***]:	[***]% of Net Sales
For that portion of Calendar Year Net Sales > $[***]:	[***]% of Net Sales

(b) Upon sale by a Third Party of a Generic Product in a country, the Royalty due to Auspex will be reduced by [***] for sales of Product made in that country, for as long as the Generic Product is sold in such country. If for any reason the sale of Generic Product in the country ceases, Purchaser shall resume paying Auspex the full Royalty without the offset set forth herein.

(c) If it is necessary for Purchaser to obtain a license under intellectual property rights of a Third Party in a particular country in order to research, develop, manufacture, have manufactured, market, make use, offer for sale, sell, export and import for sale, or otherwise commercialize the Product in that country respecting which a Royalty is payable to Auspex hereunder, then, in that event, the Royalty payments payable to Auspex under this Section 2.6 respecting the sale of the Product in such country to which the Third Party intellectual property rights apply shall be reduced by an amount equal to [***] of any royalties paid to such Third Party in consideration for such rights relating to such Product.

(d) In no event shall the cumulative reductions under Sections 2.6(b) and 2.6(c) reduce the royalties otherwise due to Auspex by more than [***] in any Calendar Year.

(e) No later than [***] of the Calendar Quarter in which Purchaser plans to conduct the First Commercial Sale of a Product in any country in the Territory, Purchaser shall deliver to Auspex, for the purposes of informing Auspex’ financial planning, a non-binding, good-faith rolling sales forecast of the Product for the next [***] (the “Sales Projections”). With respect to the Sales Projections, Purchaser shall have the right to provide pan-European Union sales forecasts rather than country-by-country forecasts. Within [***] after the end of each Calendar Quarter commencing from the First Commercial Sale of a Product, Purchaser shall furnish Auspex with a quarterly report (“Periodic Report”) detailing, at a minimum, the following information for the applicable Calendar Quarter, each listed by Product and by country of sale: (i) gross amounts invoiced for all sales of Products for which Royalties are owed Auspex hereunder for such Calendar Quarter, (ii) deductions by type taken from Net Sales as specified in Section 1.1, (iii) Net Sales, (iv) Royalties and Milestone Payments owed to Auspex, listed by category, (v) the currency in which the sales were made, including the computations for any applicable currency conversions pursuant to Section 2.6(g), (vi) all other data enabling the Royalties payable to be calculated accurately, and (vii) a detailed summary of progress against each development and commercial Milestone, an estimate of the timing of the achievement of the next development and commercial Milestone and applicable Sales Projections on a country-by-country basis. Once the First Commercial Sale of a Product has occurred, Periodic Reports shall be provided to Auspex whether or not Royalties or Milestone Payments are payable for a particular Calendar Quarter. In addition to the foregoing, upon Auspex’s reasonable request, Purchaser shall provide to Auspex such other information as may be reasonably requested by Auspex, and shall otherwise cooperate with Auspex as reasonably necessary, to enable Auspex to verify Purchaser’s compliance with the payment and related obligations under this Agreement, including verification of the calculation of amounts due to Auspex under this Agreement and of all financial information provided or required to be provided in the reports.

(f) On the date prescribed for the submission of each Periodic Report, Purchaser shall pay the Royalties due to Auspex for the reported period. All payments under this Agreement shall be computed and paid in United States Dollars.

(g) With respect to Net Sales invoiced in United States Dollars, the Net Sales and the amounts due to Auspex hereunder shall be expressed in United States Dollars. With respect to Net Sales invoiced in a currency other than United States Dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the United States Dollars equivalent, calculated based on the average conversion rate existing in the United States (as reported in The Wall Street Journal) for the Calendar Quarter for which remittance is made for Royalties. For purposes of calculating the Net Sales thresholds set forth in Section 2.6, the aggregate Net Sales with respect to each Calendar Quarter within a Calendar Year shall be calculated based on the currency exchange rates for the Calendar Quarter in which such Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in the immediately preceding sentence.

2.7. VAT; Withholding and Similar Taxes. All amounts to be paid to Auspex pursuant to this Agreement are exclusive of any applicable taxes, including value added tax. Purchaser shall add taxes if and as required by law, to all such amounts. If applicable Laws require that taxes be withheld from any amounts due to Auspex under this Agreement, Purchaser shall gross up its payments to Auspex by any such amount. Auspex shall cooperate with Purchaser in claiming exemptions from such deductions or a reduced withholding tax rate as allowable under any agreement or treaty from time to time in effect.

2.8. Records. Purchaser shall keep, and shall require its Affiliates and licensees to keep, books of account that are complete and correct in all material respects and in accordance with GAAP enabling the Royalties and Milestone Payments, and all corresponding deductions, to be calculated accurately. Purchaser shall, and shall require and cause its Affiliates and licensees to, retain the such books of account for [***] after the end of each Calendar Year during the Royalty Term and, if this Agreement is terminated for any reason whatsoever, for [***] after the end of the calendar year in which such termination becomes effective, and shall be kept at each of their principal place of business and shall be open for inspection and audit in accordance with Section 2.9 below.

2.9. Audit. Auspex shall be entitled to appoint, at its sole expense, a certified public accountant or other professional as appropriate and reasonably acceptable to Purchaser (the “CPA Representatives”) to inspect, not more than once a Calendar Year, during normal business hours Purchaser’s and its Affiliates’ books and records contemplated by Section 2.8 above, including all books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying compliance with the payment and related obligations under this Agreement, the calculation of amounts due to Auspex under this Agreement and of all financial information required to be provided in the Periodic Reports, provided that Auspex shall coordinate such inspection with Purchaser or its Affiliate (as the case may be) reasonably in advance. In addition, Auspex may require that Purchaser, through the CPA Representatives, inspect, at Auspex’s expense, during normal business hours the books and records contemplated by Section 2.8 above, including all applicable books of account, records and other relevant documentation of any licensees, not more than once a Calendar Year, to the extent relevant or necessary for the sole purpose of verifying the compliance with the payment obligations under this Agreement, the calculation of amounts due to Auspex under this Agreement and of all financial information provided in the Periodic Reports, and Purchaser shall use its commercially reasonable efforts to cause such inspection to be performed. Prior to making any inspection or audit pursuant to this Section 2.9, the CPA Representatives shall sign a confidential agreement in form and substance reasonably acceptable to Purchaser. The Parties shall reconcile any underpayment or overpayment within [***] after the CPA Representatives deliver the results of the audit to Auspex and Purchaser. The results of such inspection, if any, shall be binding on both Parties. Any underpayment shall be subject to interest in accordance with the terms of Section 2.11, below. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods during the Royalty Term, or if such overpayments are identified following the Royalty Term, then such overpayments shall be refunded within [***] of receipt of the corresponding audit results. In the event that any inspection of Purchaser aforesaid reveals any underpayment by Purchaser to Auspex in respect of any Calendar Quarter of this Agreement in an amount exceeding [***] of the amount actually paid by Purchaser to Auspex in respect of such Calendar Quarter, then Purchaser shall pay the reasonable out-of-pocket cost of such inspection. Any underpayments or overpayments under this Section 2.9 shall be subject to the currency exchange provisions set forth in Section 2.6(g) as applied to the Calendar Quarter during which the payment obligations giving rise to such underpayment or overpayment were incurred by Purchaser.

2.10. Blocked Payments. In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for Purchaser to transfer, or have transferred on its behalf, payments owed Auspex hereunder, Purchaser shall promptly notify Auspex of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of Auspex in a recognized banking institution designated by Auspex or, if none is designated by Auspex within a period of [***], in a recognized banking institution selected by Purchaser, as the case may be, and identified in a written notice given to Auspex.

2.11. Interest Due. Any sum of money due to Auspex which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of [***], or the maximum applicable legal rate, if less, computed for the actual number of days the payment was past due. If the LIBOR rate is no longer published, the Parties will agree upon another internationally recognized rate which has historically been substantially equivalent to the one (1) month LIBOR rate and utilize such rate retroactively to such time as the rate was no longer available.

2.12. Diligence. Purchaser shall use Commercially Reasonable Efforts, at Purchaser’s sole expense and in its sole discretion, to develop, obtain regulatory approval for, and commercialize the Product in at least one of (i) the U.S., (ii) one or more countries of the EU or (iii) Japan. Purchaser shall deliver to Auspex no later than the end of the first calendar quarter of each calendar year until FDA approval for the first Product a summary of its development efforts for the prior twelve (12) months (each such report, an “Annual Report”).

2.13. Certain Costs.

(a) All costs and fees associated with transferring to Purchaser or one of its Affiliates the Transferred IP Rights conveyed to Purchaser hereunder shall be borne by Purchaser.

(b) All costs and expenses associated with removing and moving any Transferred Asset to a location designated by Purchaser shall be borne and paid solely by Purchaser when due.

ARTICLE III

CLOSING

3.1. Closing.

(a) The Closing shall take place simultaneously with the execution of this Agreement (the “Closing Date”) at the offices of Sills Cummis & Gross P.C., One Riverfront Plaza, Newark, New Jersey 07102 (including any Persons connected by remote access to the Closing). The Closing shall be deemed to occur and be effective as of 12:01 am on the Closing Date.

(b) At the Closing, Auspex shall deliver, or cause to be delivered, to Purchaser (and/or its Affiliates in the case of Section 3.1(b)(ii)) the instruments and documents set forth below:

(i) executed Ancillary Agreements, each dated as of the Closing Date, with the Neuland Assignment Agreement countersigned by Neuland Laboratories Limited; and

(ii) the Transferred Assets.

(c) At the Closing, Purchaser shall deliver to Auspex (i) the Upfront Payment, by wire transfer in accordance with Section 2.4 and (ii) the instruments and documents set forth below:

(i) executed Ancillary Agreements, each dated as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1. Representations and Warranties of Auspex. Auspex hereby represents, warrants and covenants to Purchaser as follows:

(a) Organization. Auspex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Auspex is authorized to do business under the laws of all jurisdictions in it is required to be so authorized, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Corporate Authority. Auspex has the corporate authority to enter into this Agreement and to perform its obligations hereunder.

(c) No Conflict. Except as set forth on Schedule 4.1(c), neither the execution and delivery of this Agreement or the Ancillary Agreements by Auspex , nor the performance by Auspex hereunder and/or thereunder will (i) conflict with or result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of its certificate or articles of incorporation or bylaws, or any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which it or any of its Affiliates is a Party or by which it or any of its Affiliates or any of their respective properties or assets may be bound, (ii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or Governmental Authority binding on it or any of its Affiliates or any of their respective properties or assets, or (iii) result in the imposition or creation of any Encumbrance other than a Permitted Encumbrance upon any Transferred Asset.

(d) Governmental Authorization. Except as set forth on Schedule 4.1(d), the execution and delivery of this Agreement and the other Transaction Documents by Auspex, and the consummation of the Transactions by Auspex, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Legal and Binding Nature. This Agreement is, and each Ancillary Agreement signed at Closing will be, a legal, valid and binding agreement of Auspex enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(f) Title to Transferred Assets. Auspex has good and valid title to all of the Transferred Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

(g) Litigation, etc.

(i) Except as set forth on Schedule 4.1(g), as of the date hereof, there is no material litigation pending or, to Auspex’s knowledge, threatened against Auspex before any Governmental Authority, and to Auspex’s knowledge, there are no material investigations, inquiries, audits, examinations or findings of deficiency or noncompliance pending or threatened by or before any Governmental Authority, in each case, that (A) involves or otherwise relates to the Compound or the Product, including the development, packaging, labeling, storage, import, export, use, marketing, distribution and sale of the Product in the Territory and the manufacture of the Compound or the Products (the “Product Business”) or the Transferred Assets; or (B) challenges or, if resolved against Auspex or any of its Affiliates, would prevent, delay or make illegal the transactions contemplated by this Agreement. There is no order or judgment of a Governmental Authority to which Auspex or any of its Affiliates is subject that involves or otherwise relates to the Product Business or the Transferred Assets or that prevents, delays or makes illegal the transactions contemplated by this Agreement.

(ii) Neither Auspex nor any of its Affiliates has, in the [***] prior to the date hereof, received any written notice, claim or complaint from any other Person alleging a violation of, or failure to comply with, or any Liability under, any Applicable Laws relating to the Product Business or the Transferred Assets as a result of Auspex’s or any of its Affiliates’ operation of the Product Business.

(h) Debarred Entities. Auspex has not used, and is not currently using, in any capacity, in connection with the performance of Auspex’s duties or obligations hereunder, the services of any Person that has been debarred or subject to debarment under 21 U.S.C. § 335(a) or (b) or otherwise disqualified or suspended from performing services or subject to any restrictions or sanctions by the FDA (a “Debarred Entity”). Auspex further represents that neither Auspex nor any of its officers, employees or Affiliates providing services in connection with the performance of Auspex’s obligations hereunder have been (i) threatened to be debarred, or (ii) convicted of a crime for which a Person can be debarred under 21 U.S.C. § 335(a) or (b). Auspex shall immediately notify Purchaser in writing if either Auspex or any Person who is performing services on its behalf hereunder is or becomes a Debarred Entity or if any action, claim, investigation, or other legal or administrative proceeding is pending or, to the best of Auspex’s knowledge, threatened, that would make Auspex or any Person performing services hereunder a Debarred Entity.

(i) Conduct of the Product Business. During the prior [***], the Product Business has been (i) exclusively managed by Auspex or its Affiliates; and (ii) under Auspex’s or its Affiliates’ exclusive control.

(j) Status of Transferred Assets. The Transferred Assets and the Shared Assets are all of the legal rights and assets owned or controlled by Auspex as of the Effective Date which relate to the development, manufacture and use of the Compound and the development, manufacture, use, marketing, distribution and sale of the Products in the Territory.

(k) Contracts. Auspex has made available to Purchaser true and complete copies of all Material Contracts. Except as disclosed in Schedule 4.1(k), (a) each Material Contract is valid and binding in all material respects on and, to Auspex’s knowledge, the other party thereto, and is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law), and (b) neither Auspex nor, to Auspex’s knowledge, any other party thereto is in material breach of, or material default under, any Material Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder.

(l) Compliance with Law.

(i) Auspex and its Affiliates, with respect to the operation of the Product Business or the ownership of and use of the Transferred Assets, are in compliance in all material respects with all Applicable Laws in each country in the Territory in which such activities are being conducted, including (i) any Applicable Laws governing the research, development, approval, manufacture, pricing, pharmacovigilance, recordkeeping or Marketing of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Authority, private health plan or entity, or individual; and (ii) all Applicable Laws regulating the pharmaceutical industry, including the federal Anti Kickback Statute (42 U.S.C. § 1320a-7b(b)), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Physician Payment Sunshine Act (42 U.S.C.§ 1320a-7h) and similar state laws, the federal health care program exclusion laws (42 U.S.C. § 1320a-7), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, in each case except for such noncompliance that would not reasonably be expected to have a material adverse effect on the Product Business.

(ii) Auspex and its Affiliates possess, and are in compliance in all material respects with, all material approvals, licenses and other authorizations from applicable Governmental Authorities (other than Product Approvals, which are the subject of Section 4.1(l)(i)) necessary for the conduct of the Product Business as it is currently conducted and the ownership of or use of the Transferred Assets.

(iii) Neither Auspex nor any of its Affiliates have made any voluntary or involuntary self-disclosure to any Governmental Authority or representative thereof regarding any material non-compliance with any Applicable Law applicable to the Compound, the Products or the Transferred Assets, which non-compliance remains uncured.

(m) Regulatory Matters.

(i) All INDs and other Regulatory Applications relating to the Compound and/or the Products are listed on Schedule B.

(ii) During the past [***], neither Auspex nor any of its Affiliates has received any written notice that the FDA or any other Governmental Authority or Regulatory Authority has commenced, or threatened to initiate, any action to enjoin production at any facility at which the Compound or any Product is manufactured. During the past [***], Auspex and its Affiliates have not failed to pay any Regulatory Fees or timely file with the applicable Governmental Authority or Regulatory Authority any required filings, declarations, listings, registrations, reports or submissions that are material to the development and manufacture of the Compound and/or the Products as currently conducted in each country in the Territory, including adverse event reports.

(n) Intellectual Property.

(i) Auspex has the right to transfer the Transferred IP Rights and to license to Purchaser the Licensed Patent Rights and the intellectual property rights included in the Shared Assets. None of the Transferred IP Rights, Licensed Patent Rights or intellectual property rights included in the Shared Assets is in the possession, custody, or control of any Third Party. Other than the Transferred IP Rights, the Licensed Patent Rights and the intellectual property rights included in the Shared Assets, neither Auspex nor any of its Affiliates has any material intellectual property rights necessary to market, distribute and sell the Products in the Territory or to manufacture, make or have made the Compound or the Products in the Territory.

(ii) To Auspex’s knowledge, no Third Party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Transferred IP Rights or the Licensed Patent Rights in any material respect. Neither Auspex nor any of its Affiliates has received any charge, complaint, claim, demand, or notice alleging any such material interference, infringement, misappropriation, or violation in the Territory (including any claim that Auspex or any of its Affiliates must license any intellectual property rights of any Third Party or refrain from using Transferred IP Rights or the Products).

(iii) Neither Auspex nor any of its Affiliates owns, holds or controls any trademarks, copy-rights or domain names which relate to or cover the Compound or any Product.

(o) Taxes. Neither Auspex nor any of its Affiliates has any Liability for Taxes for which Purchaser would reasonably be expected to become liable or that would reasonably be expected to adversely affect (i) the Transferred Assets; and (ii) Purchaser’s right to use or enjoy (free and clear of any Encumbrances, including liens for Taxes) any Transferred Asset, the Compound or any Product.

(p) No Brokers. Neither Auspex nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to this Agreement for which Purchaser could become liable or obligated or which could result in an Encumbrance being filed against any Transferred Asset.

(q) No Additional Representations.

(i) Except for the representations and warranties expressly set forth in this Agreement or any certificate or instrument delivered hereunder, Auspex and each of its Affiliates expressly disclaim any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to Auspex or its Affiliates, as applicable, their respective businesses and affairs or the transactions contemplated by this Agreement.

(ii) Without limiting the generality of the foregoing, and except as expressly set forth in this Section 4.1, neither Auspex, nor its Affiliates, nor any of their employees, officers, directors or equityholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of Auspex or its Affiliates, as applicable, that have been made available to Purchaser, including due diligence materials, or in any presentation of the business and affairs of Auspex or its Affiliates, as applicable, by the management of Auspex or its Affiliates, as applicable, or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby.

4.2. Representations and Warranties of Purchaser. Purchaser hereby represents, warrants and covenants to Auspex as follows:

(a) Organization. Purchaser is a limited liability company duly organized, validly existing and, if applicable, in good standing under the laws of the State of Delaware. Purchaser is authorized to do business under the laws of all jurisdictions in which it is required to be so authorized, except as would not, individually or in the aggregate, have a material and adverse effect on the ability of Purchaser to consummate the Transactions.

(b) Limited Liability Company Authority. Purchaser has the limited liability company authority to enter into this Agreement and to perform its obligations hereunder.

(c) No Conflict. Neither the execution and delivery of this Agreement by Purchaser nor its performance hereunder will (i) conflict with or result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of its certificate of incorporation or bylaws, or under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a Party or by which it or any of its properties or assets may be bound, or (ii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or Governmental Authority binding on it or any of its properties or assets.

(d) Governmental Authorization. Except as set forth on Schedule 4.2(d), the execution and delivery of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the Transactions by Purchaser, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority, except for consents, approvals, notices and filings the failure of which to obtain would not, individually or in the aggregate, have a material and adverse effect on the ability of Purchaser to consummate the Transactions.

(e) Legal and Binding Nature. This Agreement is a legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(f) Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates which if adversely determined would materially interfere with the ability of Purchaser to perform its obligations hereunder.

(g) Debarred Entities. Purchaser has not, is not currently and will not in the future use, in any capacity, in connection with the performance of its duties or obligations hereunder, the services of any Debarred Entity. Purchaser further represents that neither Purchaser nor any of its officers, employees or Affiliates have been (i) threatened to be debarred, or (ii) convicted of a crime for which a person can be debarred under 21 U.S.C. § 335(a) or (b). Purchaser shall immediately notify Auspex in writing if either Purchaser or any Person who is performing services on its behalf hereunder is or becomes a Debarred Entity or if any action, claim, investigation, or other legal or administrative proceeding is pending or, to the best of Purchaser’s knowledge, threatened, that would make Purchaser or any Person performing services hereunder a Debarred Entity.

(h) No Brokers. Neither Purchaser nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to this Agreement for which Auspex could become liable or obligated or which could result in an Encumbrance being filed against any Transferred Asset.

(i) Inspection; No Other Representations. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Purchaser acknowledges and agrees that it is relying exclusively on the representations set forth in Section 4.1 and its own examination and investigation of the Compound and the Products and that it is not relying on any other statements or documents.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Condition of the Transferred Assets.

(a) As of the Closing, Purchaser and its Representatives will have made all inspections and investigations relating to the Compound, the Products and the Transferred Assets deemed necessary or desirable by Purchaser. Except as specifically set forth in this Agreement, Purchaser acknowledges and agrees that (a) it is purchasing the Transferred Assets based on the results of such inspections and investigations, and not on any representation or warranty of Auspex or any of its Affiliates not expressly set forth in this Agreement or the Ancillary Agreements and (b) the Transferred Assets are sold “as is, where is” and Purchaser accepts the Transferred Assets in the condition that they are in and at the place where they are located on the Closing Date. In light of such inspections and investigations, and the representations and warranties expressly made to Purchaser by Auspex in this Agreement and the certificates and other documents delivered pursuant hereto, PURCHASER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY AUSPEX ARE IN LIEU OF, AND PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAWS, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b) Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Auspex expressly set forth in this Agreement and the Ancillary Agreements and the certificates and other documents delivered pursuant hereto or thereto.

5.2. Regulatory Commitments.

From and after the Closing Date, Purchaser will assume control of, and responsibility for, all costs and liabilities arising from or related to any commitments or obligations to any Governmental Authority involving the Compound and/or Products (“Regulatory Commitments”) only to the extent arising from or relating to events occurring after the Closing Date.

5.3. Further Action; Consents; Filings.

Upon the terms and subject to the conditions hereof, each of Purchaser and Auspex will use commercially reasonable efforts to (i) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under any Applicable Laws.

5.4. Bulk Transfer Laws. Purchaser hereby waives compliance by Auspex with the provisions of any so called “bulk transfer law” of any jurisdiction in connection with the transfer of the Transferred Assets to Purchaser, it being understood that any Liabilities arising out of the failure of Auspex to comply with the requirements of any provisions of any so-called “bulk transfer law” of any jurisdiction shall be treated as Excluded Liabilities.

5.5. Insurance. As of the Closing Date, the coverage under all insurance policies of Auspex and its Affiliates shall continue in force only for the benefit of Auspex and its Affiliates, and not for the benefit of Purchaser or any of its Representatives. As of the Closing Date, Purchaser agrees to arrange for its own insurance policies with respect to the Transferred Assets covering all periods and agrees not to seek, through any means, to benefit from any of Auspex’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Transferred Assets.

5.6. Support. Following the Closing, Purchaser and its Affiliates, on the one hand, and Auspex, on the other hand, shall reasonably cooperate with each other in the defense or settlement of any Liabilities or lawsuits involving the Transferred Assets, the Compound, the Products, this Agreement or the Ancillary Agreements, in each case for which the other Party has responsibility under this Agreement, by providing the other Party and such other Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information relating primarily to the Transferred Assets, the Compound or the Products, as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with the business of Purchaser or Auspex, or any of their respective Affiliates; provided, further, that either Party may restrict the foregoing access to the extent that (a) such restriction is required by Applicable Law, (b) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a third party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege. The requesting Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by the other Party to Third Parties in performing its obligations under this Section 5.6.

5.7. Payments from Third Parties. In the event that, on or after the Closing Date, either Party shall receive any payments or other funds that are rightly due and payable to the other pursuant to the terms of this Agreement or any of the other Transaction Documents, then the Party receiving such funds shall promptly forward such funds to the proper Party. The Parties acknowledge and agree that there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

5.8. Resale Exemption Certificates and Transfer Taxes. At the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Purchaser shall deliver to Auspex fully completed and executed resale exemption certificates or other applicable exemption certificates for all jurisdictions identified by Auspex prior to Closing as jurisdictions in which inventory is to be transferred and for which resale exemption certificates are necessary to comply with Applicable Laws; provided that if any such exemption certificates are not available in a jurisdiction or not sufficient to avoid the imposition of sales or use Taxes, such Taxes shall be equally shared between the Parties. Auspex and Purchaser further agree that any Transfer Taxes (and related interest and penalty) other than those described in the preceding sentence assessed by any jurisdiction in connection with the transactions contemplated by this Agreement shall be shared equally between the Parties.

5.9. Payments Under Transferred Contracts.

(a) If Auspex or its Affiliates receives any deposit or payment prior to the Closing that relates to obligations under any Transferred Contract to be performed or satisfied after the Closing by Purchaser, then Auspex shall pay to Purchaser, within [***] following the Closing Date, an amount equal to the portion of such deposit or payment in advance that relates to such obligations to be performed after the Closing.

(b) If Auspex or its Affiliates receives any good or service prior to the Closing under any Transferred Contract that is billed to Purchaser after the Closing, upon request and presentation of reasonable supporting documentation, Auspex shall reimburse Purchaser for the amount of such payment within [***] following the date of such request.

(c) If Auspex or its Affiliates makes any deposit or payment prior to the Closing in respect of supplies of goods not received prior to the Closing under any Transferred Contract, Purchaser shall reimburse to Auspex or its Affiliate, within [***] following the Closing Date, an amount equal to the portion of such deposit or payment that relates to the goods to be received after the Closing by Purchaser.

5.10. No Patent Challenge; Covenant Not to Sue. Notwithstanding anything to the contrary contained in this Agreement or otherwise, Auspex on behalf of itself and its Affiliates covenants and agrees (i) not to challenge or contest the validity or enforceability of any of the intellectual property rights (including the Patents) included in the Transferred Assets and (ii) not to assert any claim or initiate any legal or other action against Purchaser or its Affiliates based on any intellectual property rights or other technology now owned or hereafter acquired by Auspex or its Affiliates to prohibit or otherwise adversely affect the continued development or commercialization of any Products.

5.11. Further Assurances. Each Party agrees, from and after the Closing, upon the reasonable request of the other Party, and at the expense of the requesting Party, to make, execute and deliver any or all documents or instruments of any kind or character, and to perform all such other actions, that may be necessary or proper and reasonable to effectuate, confirm, perform or carry out the terms and provisions of this Agreement.

ARTICLE VI

INDEMNIFICATION AND LIMITATIONS OF LIABILITY

6.1. Indemnification by Auspex. Subject to the limitations set forth herein, including Sections 6.4 and 6.5, Auspex shall indemnify and hold harmless each of Purchaser and its Affiliates, and the directors, officers, stockholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “Purchaser Indemnitees”), from and against any and all losses, Liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees) (“Losses”) from any claims, Actions, suits or proceedings (“Claims”), including those brought by a Third Party (a “Third Party Claim”) incurred by any Purchaser Indemnitee, arising from, or occurring as a result of (i) any breach by Auspex of any of its representations and warranties set forth in this Agreement other than Fundamental Reps; (ii) any breach by Auspex of any Fundamental Reps; (iii) any breach by Auspex of its covenants set forth this Agreement; or (iv) any and all Excluded Liabilities.

6.2. Indemnification by Purchaser. Subject to the limitations set forth herein, including Sections 6.4 and 6.5, Purchaser shall indemnify and hold harmless each of Auspex and its Affiliates and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “Auspex Indemnitees”), from and against any and all Losses (including Losses arising from Claims, including Third Party Claims) incurred by any Auspex Indemnitee, arising from, or occurring as a result of: (i) any breach by Purchaser of its representations and warranties other than Fundamental Reps set forth in this Agreement; (ii) any breach by Purchaser of any Fundamental Reps; (iii) any breach by Purchaser of its covenants set forth this Agreement; or (iv) any and all Assumed Liabilities.

6.3. Procedure. All Claims for indemnification under this Article VI shall be asserted and resolved as follows:

(a) In the event that any Person entitled to indemnification hereunder (the “Indemnitee”) has a Claim against any Party obligated to provide indemnification pursuant to Sections 6.1 or 6.2 (the “Indemnitor”) arising from a Third Party Claim, the following provisions shall apply:

(i) The Indemnitee shall with reasonable promptness notify the Indemnitor of such Third Party Claim, specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). The Indemnitee’s failure to give reasonably prompt notice as required by this Section 6.3 of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnitor of any liability which the Indemnitor may have to the Indemnitee, except to the extent the failure to give such notice materially and adversely prejudiced the Indemnitor.

(ii) If any Indemnitee asserts a Third Party Claim, the Indemnitor shall, within [***] from delivery of the Claim Notice (the “Notice Period”), notify the Indemnitee (A) whether or not such Indemnitor disputes the liability to the Indemnitee hereunder with respect to such Third Party Claim and (B) if such Indemnitor does not dispute such liability, whether or not the Indemnitor desires, at the sole cost and expense of the Indemnitor, to defend against such Third Party Claim, provided that, upon prior written notice to the Indemnitor, the Indemnitee is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnitee reasonably shall deem necessary to protect the Indemnitee’s interests. If, and for so long as, (w) the Indemnitor notifies the Indemnitee within the Notice Period that the Indemnitor does not dispute the Indemnitor’s obligation to indemnify hereunder and desires to defend the Indemnitee against such Third Party Claim, (x) the Third Party Claim does not (1) seek equitable relief or any other non-monetary remedy against the Indemnitee or (2) involve any Governmental Authority as a party thereto and (y) an adverse resolution of the Third Party Claim would not have a material adverse effect on the goodwill or reputation of any Indemnitee or the business, operations or future conduct of any Indemnitee, then except as hereinafter provided, such Indemnitor shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnitee, which proceedings shall be promptly settled or diligently prosecuted by such Party to a final conclusion; provided that, unless the Indemnitee otherwise agrees in writing, the Indemnitor may not settle any matter (in whole or in part) unless such settlement (I) includes a complete and unconditional release of the Indemnitee and its Affiliates in respect of the Third Party Claim, (II) involves no admission of wrongdoing by the Indemnitee or its Affiliates and (III) excludes any injunctive or non-monetary relief applicable to the Indemnitee or its Affiliates. If the Indemnitee desires to participate in, but not control, any such defense or settlement the Indemnitee may do so at its sole cost and expense.

(iii) If (A) the Indemnitor elects not to defend the Indemnitee against such Third Party Claim, or fails to promptly settle or diligently defend such Third Party Claim, or (B) the terms of this Agreement do not permit the Indemnitor to defend the Indemnitee against such Third Party Claim, or (C) the Indemnitee reasonably believes upon the advice of counsel that there are issues that raise actual or potential conflicts of interest between the Indemnitor and the Indemnitee, or (D) the Indemnitee has different or additional defenses available to it, then the Indemnitee, without waiving any rights against the Indemnitor, may settle or defend against any such Third Party Claim in the Indemnitee’s sole and absolute discretion and the Indemnitee shall be entitled to recover from the Indemnitor the amount of any settlement or judgment and, on an ongoing basis, all Losses of the Indemnitee with respect thereto, including interest from the date such Losses were incurred; provided, however, that the Indemnitor shall not be required to indemnify the Indemnitee hereunder for any Losses incurred as a result of a settlement of such Third Party Claim if the Indemnitee did not obtain the Indemnitor’s written consent to such settlement (which consent shall not be unreasonably conditioned, withheld, delayed or denied).

(b) With respect to any Claim for indemnification not involving a Third Party Claim, within [***] after receipt of a Claim Notice that does not involve a Third Party, the Indemnitor shall by written notice (the “Response Notice”) to the Indemnitee either (i) concede liability in whole as to the claimed amount, (ii) deny liability in whole as to such claimed amount or (iii) concede liability in part and deny liability in part as to such claimed amount. If the Parties are not able to resolve any dispute over such a claim within [***] after the receipt of a Response Notice denying liability in whole or in part, such Dispute shall be subject to the decision of a neutral arbiter agreeable to both Parties.

6.4. Survival. If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate or other document delivered pursuant hereto shall survive the Closing. Notwithstanding the foregoing, all representations, warranties, covenants and agreements made herein or in any certificate or other document delivered pursuant hereto, and all indemnification obligations under Section 6.1 and Section 6.2, with respect to any such representations, warranties, covenants and agreements, shall (a) in the case of any such representations or warranties other than Fundamental Reps, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is [***] after the Closing Date; provided, however, that such an action or proceeding may be commenced after such date if prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 6.3; (b) in the case of Fundamental Reps, survive until [***] after the latest date such representation or warranty is allowed to survive by the applicable statute of limitations; and (c) in the case of any such covenants or agreements, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof shall be commenced after, the date that is [***] after the last date on which such covenant or agreement is to be performed; provided, however, that such an action or proceeding may be commenced after such date if prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 6.3.

6.5. Certain Limitations.

(a) Notwithstanding the other provisions of this Article VI, neither Party shall have—except for Losses arising from Third Party Claims, which are excluded from the limitations contained in this paragraph—indemnification obligations for Losses under Section 6.1 or Section 6.2, as applicable, in excess of the aggregate amount of Purchase Price paid or payable by Purchaser to Auspex under this Agreement.

(b) The amount which the Indemnitor is required to pay to, for or on behalf of the Indemnitee pursuant to this Article VI shall be reduced by any foreign, federal, state, provincial or local income Tax benefit actually realized to the Indemnitee or any of its Affiliates applicable to the indemnifiable damages in the Tax year the damages are incurred or in the immediately following Tax year.

(c) In the event any Losses by any Indemnitee are covered by insurance or any indemnity, contribution or other similar right against a Third Party, such Indemnitee agrees to use commercially reasonable efforts to seek recovery under such insurance or indemnity, contribution or similar right; provided, however, such Indemnitee shall have no obligations to commence any litigation to seek any such recovery. If the Indemnitee receives any insurance proceeds or other amounts in respect of the matter giving rise to any Claim of the Indemnitee, the Indemnitor’s indemnification obligation with respect to the Claim shall be reduced by the amount of any such insurance proceeds and other amounts actually received by the Indemnitee.

6.6. Exclusive Remedy.

(a) This Article VI provides the exclusive means by which a Party may assert and remedy Claims under or with respect to this Agreement except for equitable relief as may be necessary for specific performance of this Agreement. Each Party hereby waives and releases any other remedies or claims that it may have against the other Party (or any of its Affiliates) with respect to the matters arising out of or in connection with this Agreement or relating to the Compound, the Products or the Transferred Assets, except that nothing herein shall limit the remedy of any Party hereto for fraud. With respect to any Losses arising under this Agreement, Purchaser agrees that it shall only seek such Losses from Auspex, and Purchaser hereby waives the right to seek Losses from or equitable remedies, such as injunctive relief, against any Affiliate of Auspex or any director, officer or employee of Auspex (or any of its Affiliates).

(b) Any payment made by Purchaser as the Indemnitor pursuant to this Article VI will constitute a dollar-for-dollar decrease of the Purchase Price and any payment made by Auspex as the Indemnitor pursuant to this Article VI will constitute a dollar-for-dollar increase of the Purchase Price. Each Party shall within a reasonable time, if necessary, request all amendments to its current or past Tax Returns to reflect such increase or decrease.

ARTICLE VII

CONFIDENTIAL INFORMATION

7.1. Ownership of Certain Confidential Information. Ownership of any non-public information and materials included in the Transferred Assets shall be governed by this Agreement.

7.2. Protection of Confidential Information. For [***] following the Closing Date, each Party shall treat all Confidential Information of the other Party in accordance with the requirements of this Article VII.

7.3. Permitted Use. Confidential Information of the Disclosing Party shall be kept strictly confidential by the Receiving Party and, except as expressly permitted herein, shall not be disclosed to any third Person by the Receiving Party in any manner whatsoever, in whole or in part, without first obtaining the other Party’s prior written consent to such disclosure. The standard of care required of each Party in protecting the confidentiality of the other Party’s Confidential Information shall be at least the same as the standard of care that the Receiving Party uses in protecting its own confidential and trade secret information, but in no event shall either Party use less than a reasonable standard of care. Except as expressly provided herein, Confidential Information may be used by the Receiving Party only for the purpose of performing this Agreement.

7.4. Authorized Disclosure. Each Party may disclose the other Party’s Confidential Information (a) to its Representatives who reasonably need to know such information for the purposes of advising or assisting in connection with the performance of this Agreement; provided that, prior to disclosure of any Confidential Information hereunder to any Representative, the Receiving Party shall inform such Representative of the proprietary nature of the Confidential Information and its obligations to protect such information hereunder; (b) to any Person required by a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided that the Receiving Party shall first have given notice to the Disclosing Party of such requirement so that the Disclosing Party may seek, with the reasonable cooperation of the Receiving Party, a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and (c) as otherwise required by law or regulation, in the opinion of counsel to the Receiving Party.

7.5. Excluded Information. Notwithstanding any provision herein to the contrary, the requirements of this Article VII shall not apply to any information of either Party which (a) at the time of disclosure hereunder is available to the public; (b) after the date of disclosure hereunder becomes generally available to the public, except through a breach of this Article VII by the Receiving Party or its Representatives; (c) is independently developed by the employees or agents of the Receiving Party or its Affiliates without use of or reference to the Confidential Information as demonstrated by written evidence; or (d) is received from a third Person without restriction and without breach of any agreement between such third Person and the Disclosing Party.

7.6. Obligations Upon Termination. Upon any termination of this Agreement, each Party shall immediately discontinue use of any Confidential Information of the other Party and cause all Confidential Information of the other Party in its possession to be returned to the Disclosing Party or destroyed; provided, however, that each Party shall be entitled to (a) use such Confidential Information for the performance of any of its outstanding obligations hereunder and (b) retain one copy of such Confidential Information for its record keeping purposes; provided, further, that such Party shall continue to be subject to its obligations hereunder with respect to such Confidential Information.

7.7. Rights Upon Unauthorized Use or Disclosure. Each Party agrees that the unauthorized use or disclosure of any information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article VII, the Disclosing Party is authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by Applicable Law. The Receiving Party agrees to waive any requirement that the Disclosing Party post a material bond as a condition for obtaining any such relief.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1. Successors and Assigns. Neither Party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all of the assets, without the prior written consent of the other Party, except that (a) Auspex may, without such consent, assign its rights or obligations to an Affiliate and (b) Purchaser may, without such consent, assign its rights to acquire the Transferred Assets hereunder, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment by Purchaser or Auspex, as applicable, shall relieve Purchaser or Auspex of any of their obligations hereunder. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 8.1 shall be null and void.

8.2. Specific Performance. The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security).

8.3. Press Releases; Disclosures. Neither Party shall disclose the existence of this Agreement or issue any press release, publicity or other form of public written disclosure relating to this Agreement without the prior written consent of the other Party or as otherwise required by Applicable Law. For releases or announcements required by Applicable Laws, the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment. Any copy of this Agreement to be filed with the Securities and Exchange Commission or any other Governmental Authority shall be redacted to the fullest extent permitted by Applicable Laws and to the reasonable satisfaction of the Parties; provided, however, in the event that the Securities and Exchange Commission or other Governmental Authority, as applicable, objects to the redaction of any portion of this Agreement after the initial submission, the filing Party shall inform the other Party of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Commission or Governmental Authority, as applicable.

8.4. Schedules. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for the purposes of the Section or subsection of this Agreement to which it corresponds in number and each other Section and subsection of this Agreement to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other Section or subsection. The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to constitute an admission by any Party, or to otherwise imply, that any such matter is material for the purposes of this Agreement, could reasonably be expected to have a Material Adverse Effect or would not, individually or in the aggregate, have a material and adverse effect on the ability of Purchaser to consummate the Transactions, as applicable, or is required to be disclosed under this Agreement.

8.5. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such expenses.

8.6. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with Applicable Law, the invalid or unenforceable part or provision shall, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

8.7. Waiver. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

8.8. Amendments. This Agreement may not be amended or modified except in writing except in writing executed by duly authorized representative of the Parties. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

8.9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

8.10. Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal and state courts located in the City and County of New York, NY for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the federal and state courts located in the City and County of New York, NY and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

8.11. Waiver of Jury Trial. THE PARTIES WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

8.12. Third Party Beneficiaries. No Section of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

8.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. This Agreement may be delivered by facsimile transmission or other form of electronic delivery, and receipt of such facsimile copy or electronic delivery of any Party’s signature shall be considered to be receipt of an original copy thereof.

8.14. Notices. Each notice, demand or other communication to be given or made hereunder shall be made in writing and may be made by facsimile transmission. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (a) if delivered or sent by facsimile transmission, upon receipt, (b) if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of [***] after deposit in United States post office facilities properly addressed with postage prepaid or (c) if sent by overnight courier, the Business Day following the date it is sent. All notices to a party will be sent to the addresses set forth below or to such other address or Person as such party may designate by notice to each other party hereunder:

If to Purchaser:	PureTech Health LLC
6 Tide Street, 4th Floor
Boston, MA 02110
Attention: President
Fax: (617) 482-3337

With a copy (which shall not constitute notice) to:	Ira A. Rosenberg, Esq. Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, NJ 07102
Fax: (973) 643-6500

If to Auspex:	Auspex Pharmaceuticals, Inc.
c/o Teva Pharmaceuticals 400 Interpace Parkway
Parsippany, NJ 07054
Attention: General Counsel

Facsimile: 973-658-6056

With a copy (which shall not constitute notice) to:	Teva Pharmaceuticals 41 Moores Road
Frazer, PA 19035
Attention: Alliance Management

All notices required hereunder shall be deemed received (i) the same Business Day if delivered personally, (ii) [***] after being sent overnight by a reputable national overnight courier, (iii) [***] after being sent by registered or certified mail, postage prepaid, return receipt requested and (iv) the same Business Day if sent prior to 5:00 p.m. Eastern Time by confirmed facsimile transmission, otherwise the immediately following Business Day.

8.15. Entire Agreement. This Agreement (including all exhibits and schedules) constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

PURETECH HEALTH LLC

By:	/s/ Bharat Chowrira
Name: Bharat Chowrira
Title: President

AUSPEX PHARMACEUTICALS, INC.

By:	/s/ Tushar Shah
Name: Tushar Shah
Title: Sr. Vice President

By:	/s/ Stephen P. Trusko
Name: Stephen P. Trusko
Title: Sr. Director, Business Development

SCHEDULE A

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SCHEDULE B

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SCHEDULE C

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SCHEDULE 1.1(a)

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3

SCHEDULE 2.2(a)(vi)

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SCHEDULE 2.2(d)

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SCHEDULE 2.3

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SCHEDULE 4.1(c)

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SCHEDULE 4.1(d)

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SCHEDULE 4.1(g)

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SCHEDULE 4.1(k)

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SCHEDULE 4.2(d)

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EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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EXHIBIT D

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